As filed with the Securities and Exchange Commission on December 1, 2017

Registration No. 333-221223

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Vanguard Natural Resources, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1311 (Primary Standard Industrial Classification Code Number)	80-0411494 (IRS Employer Identification No.)

5847 San Felipe, Suite 3000
Houston, Texas 77057
(832) 327-2255
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Scott W. Smith
President and Chief Executive Officer
5847 San Felipe, Suite 3000
Houston, Texas 77057
(832) 327-2255
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Douglas V. Getten
Paul Hastings LLP
600 Travis St., Suite 5800
Houston, Texas 77002
(713) 860-7300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.     ☐

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (this “Amendment No. 1”) (File No. 333-221223) of Vanguard Natural Resources, Inc. is being filed solely to amend Part II thereof and to transmit certain exhibits thereto. This Amendment No. 1 does not modify any provision of the Prospectus constituting Part I of the Registration Statement. Accordingly, the Prospectus has not been included in this Amendment No. 1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee	$43,501.63	*
Accountants’ fees and expenses	*	*
Legal fees and expenses	*	*
Printing and engraving expenses	*	*
Transfer agent and registrar fees	*	*
Miscellaneous	*	*
Total	*	*

*	Previously paid.

**	These fees are calculated based on the number of issuances and amount of Common Stock offered and cannot be estimated at this time.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the DGCL permits corporations to indemnify directors and officers. The statute generally requires that to obtain indemnification the director or officer must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, additionally, in criminal proceedings, that the officer or director had no reasonable cause to believe his conduct was unlawful. In any proceeding by or in the right of the corporation, no indemnification may be provided if the director or officer is adjudged liable to the corporation (unless ordered by the court). Indemnification against expenses actually and reasonably incurred by a director or officer is required to the extent that such director or officer is successful on the merits in the defense of the proceeding.

Our Certificate of Incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our Certificate of Incorporation further provides for the advancement of expenses to each of its officers and directors.

Our Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit.

We also maintain a general liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the DGCL or the provisions of the Certificate of Incorporation.

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ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

On the Effective Date, we reserved for issuance the following in accordance with the Plan:

•	678,464 shares of Common Stock were issued pro rata to holders of claims arising under our Predecessor’s senior unsecured notes;

•	1,283,333 shares of Common Stock were issued pro rata to holders of our Predecessor’s 7.0% Senior Secured Second Lien Notes (the “Old Notes”) in exchange for a fully committed $19.25 million investment;

•	678,405 shares of Common Stock were issued to participants in the 1145 rights offering extended by the Debtors to certain holders of claims arising under the senior unsecured notes (including certain of the commitment parties party to the Amended and Restated Backstop Commitment Agreement);

•	7,846,595 shares of Common Stock were issued to participants who were eligible to participate in the accredited investor rights offering extended by the Debtors to certain holders of claims arising under the senior unsecured notes (including certain of the commitment parties party to the Amended and Restated Backstop Commitment Agreement);

•	1,023,000 shares of Common Stock were issued to commitment parties under the Amended and Restated Backstop Commitment Agreement in respect of the premium due thereunder;

•	8,525,000 shares of Common Stock were issued to commitment parties under the Amended and Restated Backstop Commitment Agreement in connection with their backstop obligation thereunder together with 1,482,021 shares of Common Stock reflecting shares purchased by such commitment parties in respect of unsubscribed shares in the rights offerings; and

•	20,983 shares of Common Stock were issued to holders of Predecessor’s preferred equity.

With the exception of Common Stock described in the second, fourth and sixth bullets above, Common Stock was issued under the Plan pursuant to an exemption from the registration requirements of the Securities Act under Section 1145 of the Bankruptcy Code (an “1145 Exemption”). Common Stock described in the second, fourth and sixth bullets above was issued under the exemption from registration requirements of the Securities Act provided by Section 4(a)(2) thereof.

Pursuant to the Plan, we also issued the following pursuant to an 1145 Exemption:

•	To electing holders of Predecessor’s preferred equity, three and a half year warrants (the “Preferred Unit Warrants”), which are exercisable to purchase up to 621,649.49 shares of the Common Stock as of the Effective Date, subject to dilution. The expiration date of the Preferred Unit Warrants will be February 1, 2021, and the strike price is $44.25; and

•	To electing holders of Predecessor’s common equity, three and a half year warrants (the “Common Unit Warrants”), which are exercisable to purchase up to 640,875.75 shares of the Common Stock as of the Effective Date, subject to dilution. The expiration date of the Common Unit Warrants will be February 1, 2021, and the strike price is $61.45.

Furthermore, we issued approximately $80.7 million aggregate principal amount of new Second Lien Notes to certain eligible holders of the outstanding Old Notes, which we co-issued along with our Predecessor, in full satisfaction of such holders’ claim of approximately $80.7 million related to the Old Notes. We issued the Second Lien Notes in accordance with the exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act.

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ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Reference is made to the Exhibit Index preceding the signature pages hereto, which Exhibit Index is hereby incorporated by reference into this item.

ITEM 17.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)       to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(b)          that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)          to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d)          that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(e)          that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(f)           that, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.1	Modified Second Amended Joint Plan of Reorganization under Chapter 11 of Bankruptcy Code of Vanguard Natural Resources, LLC (incorporated by reference to Exhibit 2.1 to our Predecessor’s Current Report on Form 8-K filed July 19, 2017)

3.1	Amended and Restated Certificate of Incorporation of Vanguard Natural Resources, Inc. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K15D5 filed August 2, 2017)

3.2	Amended and Restated Bylaws of Vanguard Natural Resources, Inc. (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K15D5 filed August 2, 2017)

3.3	Certificate of Amendment as filed with the Delaware Secretary of State (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed September 29, 2017)

4.1	Amended and Restated Indenture, dated as of August 1, 2017, among Vanguard Natural Resources, Inc., the guarantors named therein and Delaware Trust Company, as trustee and collateral trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K15D5 filed August 2, 2017)

5.1*	Opinion of Paul Hastings LLP as to the legality of the securities being registered

10.1	Fourth Amended and Restated Credit Agreement, dated as of August 1, 2017, by and among Vanguard Natural Gas, LLC, Citibank N.A., as Administrative Agent and the financial institutions thereto (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K15D5 filed August 2, 2017)

10.2	Amended and Restated First Lien Pledge and Security Agreement, dated as of August 1, 2017, by and among Vanguard Natural Resources, Inc., Vanguard Natural Gas, LLC and Citibank, N.A., as administrative agent (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K15D5 filed August 2, 2017)

10.3	Amended and Restated Second Lien Pledge and Security Agreement, dated as of August 1, 2017, by and among Vanguard Natural Resources, Inc. and Delaware Trust Company, as collateral agent (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K15D5 filed August 2, 2017)

10.4	Amended and Restated Second Lien Pledge and Security Agreement, dated as of August 1, 2017, by and among certain subsidiaries and affiliates of Vanguard Natural Resources, Inc. and Delaware Trust Company, as collateral agent (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K15D5 filed August 2, 2017)

10.5	Amended and Restated Intercreditor Agreement, dated as of August 1, 2017, by and among Citibank, N.A., as priority lien agent, and Delaware Trust Company, as second lien collateral trustee, and acknowledged and agreed to by Vanguard Natural Gas, LLC, Vanguard Natural Resources, Inc. and the other grantors party thereto (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K15D5 filed August 2, 2017)

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Exhibit Number	Description of Exhibit
10.6	Amended and Restated Collateral Trust Agreement, dated as of August 1, 2017, by and among Vanguard Natural Resources, Inc., the grantors and guarantors named therein and Delaware Trust Company as trustee and as collateral trustee (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K15D5 filed August 2, 2017)

10.7	Registration Rights Agreement, dated as of August 1, 2017, between Vanguard Natural Resources, Inc. and certain parties thereto (incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K15D5 filed August 2, 2017)

10.8	Warrant Agreement, dated as of August 1, 2017, between Vanguard Natural Resources, Inc., as Issuer, and American Stock Transfer & Trust Company, LLC, as warrant agent (incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K15D5 filed August 2, 2017)

10.9	Second Amended and Restated Employment Agreement of Scott W. Smith, dated August 1, 2017 (incorporated by reference to Exhibit 10.9 to our Current Report on Form 8-K15D5 filed August 2, 2017)

10.10	Second Amended and Restated Employment Agreement of Britt Pence, dated August 1, 2017 (incorporated by reference to Exhibit 10.11 to our Current Report on Form 8-K15D5 filed August 2, 2017)

10.11	Letter to Richard Scott Sloan, dated September 29, 2017 (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed September 29, 2017)

10.12	Employment Agreement of Richard Scott Sloan, effective as of October 31, 2017 (incorporated by reference to our Current Report on Form 8-K filed November 3, 2017)

10.13	Vanguard Natural Resources, Inc. Management Incentive Plan (incorporated by reference to Exhibit 10.13 to our Quarterly Report on Form 10-Q filed November 13, 2017)

21.1*	Subsidiaries of Vanguard Natural Resources, Inc.

23.1**	Consent of BDO USA, LLP

23.2*	Consent of KPMG LLP

23.3*	Consent of PricewaterhouseCoopers LLP

23.4*	Consent of DeGolyer and MacNaughton

23.5*	Consent of Paul Hastings LLP (contained in Exhibit 5.1)

24.1	Powers of Attorney of the Directors and Officers of the Registrant (included in signature pages)

99.1	Order Confirming Debtors’ Modified Second Amended Joint Plan of Reorganization under Chapter 11 of Bankruptcy Code of Vanguard Natural Resources, LLC (incorporated by reference to Exhibit 99.1 to our Predecessor’s Current Report on Form 8-K filed July 19, 2017)

*	Previously filed.

**	Provided herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 1, 2017.

Vanguard Natural Resources, Inc.

By:	/s/ Scott W. Smith
Name: Scott W. Smith
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott W. Smith	President, Chief Executive Officer and Director	December 1, 2017
Scott W. Smith	(principal executive officer)

/s/ R. Scott Sloan	Chief Financial Officer and Director	December 1, 2017
R. Scott Sloan	(principal financial officer and principal accounting officer)

*	Chairman of the Board of Directors	December 1, 2017
Joseph Citarrella

*	Director	December 1, 2017
Randall M. Albert

*	Director	December 1, 2017
Michael Alexander

*	Director	December 1, 2017
W. Greg Dunlevy

*	Director	December 1, 2017
Graham Morris

*	By:	/s/ Scott W. Smith
	Name:	Scott W. Smith
	Title:	Attorney-in-fact

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